EXHIBIT 15

Letter re: Unaudited Interim Financial Information

November 30, 2018

To the Shareholders and the Board of Directors of CVS Health Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-8) of CVS Health Corporation for the Aetna Inc. 2010 Stock Incentive Plan of our report dated November 6, 2018, relating to the unaudited condensed consolidated interim financial statements of CVS Health Corporation that is included in its Form 10-Q for the quarter ended September 30, 2018.

/s/ Ernst & Young LLP

Boston, Massachusetts